Exhibit 5.1

November 8, 2017	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States

First Financial Bankshares, Inc. 400 Pine Street Abilene, Texas 79601	Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to First Financial Bankshares, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share. The Shares are proposed to be offered to the shareholders of Commercial Bancshares, Inc., a Texas corporation (“CBI”) pursuant to the Agreement and Plan of Reorganization, dated as of October 12, 2017 (the “Reorganization Agreement”), by and among the Company, Kingwood Merger Sub, Inc., and CBI. This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion expressed herein, we have examined originals, or copies certified to our satisfaction, of the following documents: (i) the Amended and Restated Certificate of Formation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement (but not, except as above stated otherwise, the Exhibits to the Registration Statement); (iv) the Reorganization Agreement; (v) relevant resolutions of the board of directors of the Company; and (vi) such other instruments, documents, and records as we have deemed necessary, relevant, or appropriate for the purposes hereof. We have also reviewed such questions of law as we have deemed necessary or appropriate. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed, with respect to all parties to agreements or instruments relevant hereto, other than the Company, that such parties had the requisite power and authority (corporate or other) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), that such agreements or instruments have been executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to various matters of fact relevant to the opinion hereinafter expressed, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers and representatives of the Company and others.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, including all amendments, will have become effective under the Securities Act, (ii) the Shares will have been issued and delivered pursuant to the Reorganization Agreement, (iii) the proxy statement/prospectus describing the Shares will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission, (iv) at the time of the issuance of the Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such shares are issued, (v) the Company will remain duly organized, validly existing and in good standing under Texas law at the time any Shares are issued, and (vi) all representations, warranties, certifications and statements with respect to matters of fact and other factual information (a) made by public officers, (b) made by officers or representatives of the Company, including certifications made in the certificate, and (ci) in any documents we have reviewed are accurate, true, correct and complete in all material respects.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited in all respects to the Business Organizations Code of the State of Texas, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of

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First Financial Bankshares, Inc. November 8, 2017 Page 2

persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP